Exhibit 2.5

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:59 PM 12/02/2016
FILED 12:59 PM 12/02/2016
SR 20166882675 - File Number 6075384

CERTIFICATE OF DESIGNATION OF THE

SERIES A CONVERTIBLE PREFERRED STOCK OF

YAYYO, INC.

PURSUANT TO SECTION 151

OF THE DELAWARE GENERAL CORPORATION LAW

I, Anthony Davis, hereby certify that I am the Chief Executive Officer of YayYo, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), and further do hereby certify:

WHEREAS, pursuant to the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), an aggregate of Ten Million (10,000,000) shares of preferred stock, $0.000001 par value per share (the “Preferred Stock”) are authorized for issuance, and may contain such rights, privileges and designations (including conversion rights) as the Board of Directors of the Corporation (the “Board”) may, from time to time, designate;

WHEREAS, pursuant to the authority expressly conferred upon the Board by the Certificate of Incorporation, on November 30, 2016, the Board adopted the following resolutions to create a series of Two Million (2,000,000) shares of Preferred Stock of the Corporation designated as Series A Convertible Preferred Stock, none of which shares have been issued;

NOW THEREFORE, BE IT, RESOLVED, that the Board designates the Series A Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Certificate of Incorporation as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1.	Designation and Number.

1.1           A series of Preferred Stock of the Corporation, designated as Series A Convertible Preferred Stock, par value $0.000001 per share (“Series A Preferred Stock”), is hereby established. The number of authorized shares of Series A Preferred Stock shall initially be Two Million (2,000,000) shares, and the stated value amount per share of Series A Preferred Stock shall be Eight Dollars ($8.00) per share (the “Stated Value”).

1.2           An aggregate of Two Million (2,000,000) shares of Series A Preferred Stock will be offered for sale (the “Offering”). The Offering by the Corporation is being made on a “best efforts” basis with no minimum and without the benefit of a placement agent. The Corporation may hold closings under the terms of the Offering (each such closing, being referred to as a “Closing”), as determined by the Corporation, at any time prior to the final termination date of the Offering, even if less than the Maximum Gross Proceeds (as defined in the Memorandum) are available at the time of such Closing.

1.3           As used in this Certificate of Designation, the term “Common Stock” shall mean as applicable the shares of voting common stock of the Corporation, par value $0.000001 per share, or the voting common stock of any successor in interest to the Corporation.

1.4           As used in this Certificate of Designation, the term “Common Stock Equivalents” shall mean and include at any point in time, with respect to the Corporation or any successor in interest to the Corporation, all shares of Common Stock issuable upon (a) the full conversion of all then issued and outstanding convertible securities, including without limitation, convertible notes and all existing or future shares of convertible preferred stock, including the Series A Preferred Stock, and (b) the full exercise of all stock options, warrants and other rights to acquire Common Stock.

Certificate of Designation of the

Series A Convertible Preferred Stock of Yayyo, Inc.

1.5           As used in this Certificate of Designation, the term “Conversion Event” shall mean the first to occur of:

(a)          The Corporation or any successor in interest to the Corporation raising a minimum of $5,000,000 of gross proceeds in the Corporation’s tier 2 “Regulation A+ Offering” (as that term is defined in the Memorandum); or

(b)          The Corporation or any successor in interest to the Corporation completing a public offering of Common Stock or other securities on Form S-l and the listing of such Common Stock on a National Securities Exchange (a “Public Offering”), or

(c)          The Corporation or any successor in interest to the Corporation effecting a merger or share exchange with an inactive or primarily inactive public company (“PubCo”) whose Common Stock (“PubCo Common Stock”) is listed on a National Securities Exchange (a “Reverse Merger Transaction”), as a result of which the stockholders of the Corporation or any successor in interest (including the holders of Series A Preferred Stock and/or Conversion Shares) will own, following the closing date of the Reverse Merger Transaction, in excess of eighty percent (80%) of the outstanding common stock of PubCo.

1.6           As used in this Certificate of Designation, the term “Conversion Price shall have the meaning as that term is defined in Section 6.1 (a) of this Certificate of Designation.

1.7           As used in this Certificate of Designation, the term “Conversion Shares” shall mean any and all shares of Common Stock issuable upon any one or more Optional Conversions or Mandatory Conversion (as described in Sections 6.2 and 6.3 below) of shares of the Series A Preferred Stock.

1.8           As used in this Certificate of Designation, the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.9           As used in this Certificate of Designation, the term “Holder” shall mean one or more holder(s) of shares of Series A Preferred Stock.

1.10         As used in this Certificate of Designation, the term “Issuance Date” shall mean the date on which shares of Series A Preferred Stock shall be issued to any Holder.

1.11         As used in this Certificate of Designation, the term “Majority Holders” shall mean those persons who were issued a majority of the shares of Series A Preferred Stock to the extent that such persons continue to own capital stock in the Corporation.

1.12         As used in this Certificate of Designation, the term “Make-Whole Shares” shall have the meaning as that term is defined in Section 6.1(b) of this Certificate of Designation.

Certificate of Designation of the

Series A Convertible Preferred Stock of Yayyo, Inc.

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1.13         As used in this Certificate of Designation, the term “Memorandum” shall mean the Confidential Private Placement Memorandum of the Corporation applicable to the offering of the Series A Preferred Stock, dated December 1, 2016.

1.14         As used in this Certificate of Designation, the term “Redemption Amount” shall Be the product of multiplying (a) the aggregate number of shares of Series A Preferred Stock being redeemed and repurchased by the Corporation pursuant to this Certificate of Designation, by (b) the Redemption Price.

1.15          As used in this Certificate of Designation, the term “Stated Value” shall mean Eight Dollars ($8.00) per Series A Preferred Share (subject to adjustment in the case of any stock splits, stock combination or similar recapitalization affecting the Series A Preferred Stock).

1.15         As used in this Certificate of Designation, the term “Subscription Agreement” shall mean the Subscription Agreement, dated as of December 1, 2016 among the Corporation and the Holders, as amended, modified or supplemented from time to time in accordance with its terms.

1.16         As used in this Certificate of Designation, the term “National Securities Exchange” shall mean NASDAQ or NYSE, or other nationally recognized exchange.

2.	Rank. All shares of the Series A Preferred Stock shall rank:

(a)          senior to the Corporation’s Common Stock, of the Corporation and any other class of securities which is specifically designated as junior to the Series A Preferred Stock (collectively, with the Common Stock, the “Junior Securities”);

(b)          pari passu and on parity with any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A Preferred Stock (the “Pari Passu Securities”), it being understood that the Series A Preferred Stock shall be pari passu with and on parity to all classes or series of convertible Preferred Stock hereafter issued by the Corporation; and

(c)          junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3.          Dividends. The Series A Preferred Stock shall not pay a dividend. However, the Holders of the Series A Preferred Stock shall be entitled to receive dividends when, as, and if declared by the Board, in an amount which shall be paid pro rata on the Common Stock and the Series A Preferred Stock, on an equal priority, pari passu basis, according to the number of shares of Common Stock held by the stockholders, where each holder of Series A Preferred Stock is to be treated for this purpose as holding (in lieu of such shares of Series A Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series A Preferred Stock. The right to dividends on shares of Series A Preferred Stock shall not be cumulative, and no right shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

Certificate of Designation of the

Series A Convertible Preferred Stock of Yayyo, Inc.

3

4.          Liquidation Preference. In the event of a merger, sale (of substantially all assets or stock), any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, either (i) after any distribution or payment on Senior Securities, (ii) simultaneous and on a pro-rata basis with any distribution or payment on Pari Passu Securities, and (iii) before any distribution or payment shall be made to the Holders of the Common Stock or any other Junior Securities, each Holder of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount (the “Liquidation Preference”) equal to aggregate number of shares of Series A Preferred Stock then outstanding multiplied by Eight Dollars ($8.00). If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series A Preferred Stock shall share ratably (together with holders of any Pari Passu Securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Series A Preferred Stock are entitled were paid in full.

5.          Voting Rights. The Holders of record of shares of Series A Preferred Stock shall not be entitled to any voting rights except as follows:

(a)          so long as any shares of Series A Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required under the DGCL, without first obtaining the approval of at least the majority of the Holders, given in person or by proxy either by written consent or at a meeting at which the Holders shall be entitled to vote separately as a class, the Corporation shall not (i) amend, alter or repeal any provisions of the Series A Preferred Stock or Certificate of Incorporation so as to materially adversely affect any of the preferences, rights, powers or privileges of the Series A Preferred Stock or the holders thereof, (ii) create, authorize or issue any other class or series of preferred stock on a parity with, or having greater or preferential rights than, the Series A Preferred Stock with respect to liquidation or dividends, (iii) directly or indirectly, redeem, repurchase or otherwise acquire for value, or set aside for payment or make available for a sinking fund for the purchase or redemption of, any stock ranking junior to on a parity with the Series A Preferred Stock, or (iv) enter into any agreement which would prohibit or restrict the Corporation’s right to pay dividends on the Series A Preferred Stock; and

(b)          as otherwise provided by the DGCL.

6.	Conversion.

6.1           Conversion Price.

(a)          Each full share of Series A Preferred Stock shall be convertible into Common Stock at a price equal to the lower of: (a) Six Dollars and 40/100 cents ($6.40), or (b) such other price which shall be equal to eighty (80%) percent of the initial offering price per share of shares of Common Stock of the Corporation offered to the public in connection with the Corporation’s Regulation A+ Offering (the “Conversion Price”). In the event that the initial offering price of per share of the Common Stock offered in such Regulation A+ Offering shall be less than Eight ($8.00) Dollars per share, the Conversion Price shall be reduced to eighty percent (80%) of such offering price.

Certificate of Designation of the

Series A Convertible Preferred Stock of Yayyo, Inc.

4

(b)          In the event that a Holder of shares of Series A Preferred Stock shall, pursuant to the provisions of Section 6.2 below, convert all or a portion of such Holder’s Series A Preferred Stock into Common Stock prior to the Corporation’s raising a minimum of $5,000,000 of gross proceeds in the Regulation A+ Offering, in accordance with the terms of such Regulation A+ Offering, then the Conversion Price of such Holders Series A Preferred Stock shall be reduced, as provided in Section 6.1(a) above, pursuant to which the Corporation shall issue to the Holder additional shares of Common Stock which, when combined with the Conversion Shares previously issued to such Holder, shall represent the result of dividing (i) the Stated Value of the Series A Preferred Stock converted, by (ii) the Conversion Price, as reduced (the “Make-Whole Shares”).

6.2           Optional Conversion. At any time, or from time to time, the Holders of shares of Series A Preferred Stock may, at their option, convert all or any portion of their shares of Series A Preferred Stock into Common Stock at any time or from time to time (an “Optional Conversion”). In order to effect an Optional Conversion, a Holder of shares of Series A Preferred Stock shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to Corporation (Attention: Secretary), in the form attached hereto as Exhibit A (the “Notice of Conversion”), and (ii) surrender or cause to be surrendered the original certificate representing the Series A Preferred Stock being converted (the “Series A Preferred Stock Certificate”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to Corporation. Upon receipt by Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at Corporation regarding the conversion. Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Series A Preferred Stock Certificates are delivered to Corporation as provided above, or the Holder notifies Corporation that such Series A Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to Corporation required by Section 1.2 hereof.

6.3           Automatic Conversion. Notwithstanding anything to the contrary contained herein, express or implied, immediately following the occurrence of a Conversion Event, subject only to the provisions of Section 6.4 below, all, and not less than all of the then issued and outstanding shares of Series A Preferred Stock issued under the Subscription Agreement shall automatically, and without any further action on the part of the Corporation or the Holders thereof, be converted into Common Stock at the Conversion Price then in effect (the “Automatic Conversion Shares”). Each Holder of Series A Preferred Stock shall be entitled to receive his, her or its pro-rata portion of the Automatic Conversion Shares determined by the amount by which the number of shares of Common Stock into which all of such Holder’s shares of Series A Preferred Stock may be converted pursuant to the Conversion Ratio, bears to the total number of Automatic Conversion Shares.

6.4           Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time after the date upon which the first share of Series A Preferred Stock was issued by the Corporation (the “Original Issuance Date”), the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, or with respect to such other securities or property by the terms thereof.

Certificate of Designation of the

Series A Convertible Preferred Stock of Yayyo, Inc.

5

6.5           Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Certificate of Incorporation.

6.6           Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

7.            No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

8.            Redemption.

8.1           Optional Redemption by the Corporation. At any time following one (1) year from the last Issuance Date of Series A Preferred Stock to all of the Holders, the Corporation shall have the right (but not the obligation) at its option, following the giving of written notice to all Holders of such Series A Preferred Stock (the “Redemption Notice”), to redeem all or any part of the then outstanding shares of the Series A Preferred Stock owned by such Holder at a redemption price per share equal to the Stated Value (the “Redemption Price”), if there shall be more than one (1) Holder of Series A Preferred Stock at the time a Redemption Notice shall be given, the Corporation shall redeem the applicable number of shares of Series A Preferred Stock from all Holders on an equitable and pro-rata basis.

8.2           Mandatory Redemption by the Holder. The Series A Preferred Stock shall not be subject to any mandatory or required redemption at the option of any Holder.

8.3           Payment of Redemption Price. The applicable Redemption Price payable upon an Optional Redemption shall be due and payable within thirty (30) days following the date on which the Redemption Notice is provided by the Corporation to the Holder of Series A Preferred Stock (the “Redemption Payment Date”). Notwithstanding the giving of a Redemption Notice, any Holder of Series A Preferred Stock shall have the absolute right to convert all or any portion of such Holder’s Series A Preferred Stock into Common Stock at any time or from time to time prior to the Redemption Payment Date. If the Corporation fails to pay in full the applicable Redemption Amount hereunder on the date such amount is due, the Corporation will pay interest thereon at a rate equal to the lesser of ten percent (10%) per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Redemption Amount, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Series A Preferred Stock is outstanding until such date as the applicable Holder has been paid the Redemption Amount in cash.

Certificate of Designation of the

Series A Convertible Preferred Stock of Yayyo, Inc.

6

9.          Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of (i) a majority of the outstanding Series A Preferred Stock, voting separate as a single class, and (ii) with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation.

10.         Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its Subsidiaries to, take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding Series A Preferred Stock (the “Series A Majority Holders”):

(a)          alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock; or

(b)          issue any additional shares of Series A Preferred Stock.

Notwithstanding the foregoing, no change pursuant to this Section 10 shall be effective to the extent that, by its terms, it applies to less than all of the Holders of shares of Series A Preferred Stock then outstanding.

11.	Miscellaneous.

11.1         No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

11.2.       Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

11.3         Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Series A Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

Certificate of Designation of the

Series A Convertible Preferred Stock of Yayyo, Inc.

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11.4.         Information Rights. So long as shares of Series A Preferred Stock are outstanding, the Corporation will deliver to each Holder of Series A Preferred Stock (i) unaudited annual financial statements to the Holders of Series A Preferred Stock within ninety (90) days after the end of each fiscal year; (ii) and unaudited quarterly financial statements within forty-five (45) days of the end of each fiscal quarter. Notwithstanding the foregoing in the event and to the extent that such information is electronically available on the web site of the Securities and Exchange Commission (www.sec.gov), the Corporation need not separately furnish such documents to Holders of the Series A Preferred Stock.

11.5         Certain Definitions. As used in this Certificate of Designation, the term “Subsidiary” shall mean, as it applies to the Corporation, any one or more Persons, a majority of the capital stock or other equity interests of which are owned directly or indirectly (through another Subsidiary) by the Corporation. The term “Person” shall mean any corporation, limited liability company, partnership, limited partnership, trust or other entity.

11.6         Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation c/o YayYo, Inc., 433 N. Camden Drive, Suite 600, Beverly Hills, California 90210; and (ii) if to any Holder to the address set forth under such Holder's name on the execution page to the Subscription Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person

The undersigned declares under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate of Designation are true and correct of his own knowledge.

The undersigned has executed this Certificate of Designation on November 30, 2016.

For:	YayYo, Inc.

By:	/s/ Anthony Davis
Name:	Anthony Davis
Title:	Chief Executive Officer

Certificate of Designation of the

Series A Convertible Preferred Stock of Yayyo, Inc.

8

EXHIBIT A

YAYYO, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Series A Convertible Preferred Stock (the “Certificate of Designation”) of YayYo, Inc., a Delaware corporation (the “Company”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $0.000001 par value per share (the “Series A Preferred Stock”), of the Company indicated below into shares of common stock, $0.000001 value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Shares of Series A Preferred Stock to be Converted:

Share Certificate No(s). of Series A Preferred Stock to be Converted:

Tax ID Number (If applicable):

Conversion Price:

Number of Shares of Common Stock to be Issued:

Please issue the shares of Common Stock into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Holder:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

Certificate of Designation of the

Series A Convertible Preferred Stock of Yayyo, Inc.

9